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                                                                    EXHIBIT 99.1


                         ARGOSY GAMING COMPANY TO PURSUE
                        $100 MILLION PRIVATE PLACEMENT OF
                            SENIOR SUBORDINATED NOTES

     Alton, IL, January 31, 2001 -- Argosy Gaming Company (AGY: NYSE) announced today that it is pursuing through a private placement the issuance of $100 million of senior subordinated notes. These notes would be an additional issue of the Company's 10-3/4% Senior Subordinated Notes due 2009, of which $200 million currently are outstanding.

     The Senior Subordinated Notes will rank equally with all of the Company's other unsecured senior subordinated indebtedness and will be junior to the Company's senior indebtedness. The Senior Subordinated Notes will be guaranteed by substantially all of the Company's wholly-owned subsidiaries.

     Proceeds from the Senior Subordinated Notes offering, together with borrowings under the Company's senior credit facility and cash on hand, will be used to finance the Company's purchases of the minority interests in the Company's Lawrenceburg, Indiana casino.

     The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. It is anticipated that the Company subsequently will file a registration statement under the Securities Act of 1933 to effect an exchange offer of registered Senior Subordinated Notes.

     Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; the Belle of Baton Rouge, Louisiana; and the Belle of Sioux City in Sioux City, Iowa. Argosy is also a majority partner and operator of the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets.


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